Exhibit 23.2

Letterhead of SRK Consulting (U.S.), Inc.

SRK Consulting (U.S.), Inc.
Suite 3000
7175 West Jefferson Avenue
Lakewood, CO 80235

T: 303.985.1333
F: 303.985.9947

denver@srk.com
www.srk.com

CONSENT OF TERRY BRAUN

The undersigned, Terry Braun, hereby states as follows:

I, Terry Braun assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009, (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, Terry Braun hereby consent to the Summary Material in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-132975, 333-136980, 333-158633, and 333-172820) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Report, including the reference to Paredones Amarillos Gold Project (since renamed the Concordia Gold Project included with such information, as set forth above in the Form 10-K.

By:	/s/ Terry Braun

Name: Terry Braun

Title: Principal Engineer

Date: March 9, 2012

U.S. Offices:		Mexico Office:	Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Guadalupe,	Saskatoon	306.955.4778	Africa
Denver	303.985.1333	Zacatecas	Sudbury	705.682.3270	Asia
Elko	775.753.4151	52.492.927.8982	Toronto	416.601.1445	Australia
Fort Collins	970.407.8302		Vancouver	604.681.4196	Europe
Reno	775.828.6800		Yellowknife	867.873.8670	North America
Tucson	520.544.3688				South America